September 30, 2014

Salient Midstream & MLP Fund

4265 San Felipe, Suite 800

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Salient Midstream & MLP Fund, a Delaware statutory trust (the “Fund” or the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of the registration statement on Form N-14 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering common shares of beneficial interest of the Fund, par value $0.01 per share (the “Shares”) under the 1933 Act, to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) adopted by the Acquiring Fund and Salient MLP & Energy Infrastructure Fund, a Delaware statutory trust (the “Acquired Fund”). The Agreement provides for the transfer of the Acquired Fund’s assets to and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Agreement, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Declaration of Trust of the Fund and Bylaws of the Fund, and the actions of the Board of Trustees of the Fund that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund;

2.	When issued and paid for upon the terms provided in the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ K&L Gates LLP